Exhibit 99.1

ASB Bancorp, Inc. Reports Financial Results For The Quarter Ended March 31, 2017

ASHEVILLE, N.C., April 28, 2017 /PRNewswire/ -- ASB Bancorp, Inc. (the "Company") (NASDAQ GM: ASBB), the holding company for Asheville Savings Bank, S.S.B. (the "Bank"), announced today its unaudited preliminary operating results for the three-month period ended March 31, 2017. The Company reported net income of $1.8 million, or $0.50 per diluted common share, for the quarter ended March 31, 2017 compared to net income of $1.1 million, or $0.30 per diluted common share, for the same quarter of 2016.

Suzanne S. DeFerie, President and Chief Executive Officer, commented: "We began the year with a very strong first quarter thanks to focused and successful execution of our strategic business plan and strong market fundamentals. One of our key priorities has been to establish new relationships with commercial clients and to diversify relationships with existing business clients. During the first quarter, we saw favorable growth in the number of new commercial relationships and a corresponding increase in new core deposit accounts and new loan originations, which exceeded loan repayments, prepayments and foreclosures. Overall, deposit growth was strong.

"During the quarter, we improved our funding mix by repaying higher-cost Federal Home Loan Bank advances. This helped lower our cost of funding and contributed to the ongoing expansion of our net interest margin. Asset quality metrics continued to improve and nonperforming loans as a percent of total loans was nine basis points at quarter end.

Ms. DeFerie continued, "With a solid business plan, strong capital position and dedicated professionals as our foundation, we expect to continue our momentum and generate attractive returns for our shareholders."

2017 First Quarter Highlights

  Net income for the first quarter of 2017 increased 63.6% to $1.8 million, or $0.50 per diluted common share, from $1.1 million, or $0.30 per diluted common share, for the first quarter of 2016. First quarter 2017 earnings improved over each of the previous four quarters.
  Excluding net gains of $17,000 realized from the sale of investment securities, net of income taxes, earnings for the first quarter of 2017 increased 118.4% to $1.8 million, or $0.49 per diluted common share, from $832,000, or $0.22 per diluted common share, for the first quarter of 2016.
  The income tax provision of $574,000 for the three months ended March 31, 2017 is net of an income tax benefit of $228,000 due to the adoption of a new accounting pronouncement during the first quarter of 2017 related to the tax benefit on restricted stock vested and released during the quarter for the Company's equity incentive plan. The income tax benefit was previously recognized in the equity section of the balance sheet as a credit to additional paid-in capital.
  Net interest income increased 4.7% to $6.1 million for the three months ended March 31, 2017 from $5.8 million for the three months ended March 31, 2016. The net interest margin improved to 3.33% for the first quarter of 2017 compared to 3.21% for the same quarter of 2016.
  Interest income from loans increased 4.5% in the first quarter of 2017 compared to the first quarter of 2016, which primarily reflected an $18.3 million increase in average loan balances when comparing the two quarters.
  Interest expense was $816,000 for the first quarter of 2017 compared to $844,000 for the same quarter of 2016, a decrease of 3.3%, primarily due to the repayment of $30.0 million in Federal Home Loan Bank advances that matured in March 2017. The advances had interest rates ranging from 3.99% to 4.20%.
  Provisions for loan losses were $57,000 in the first quarter of 2017 compared to $399,000 for the first quarter of 2016, primarily due to increase in the 2016 provision for a specific reserve on a loan determined to be impaired late in the first quarter of 2016.
  Loan balances increased $2.2 million, or 0.4%, to $605.8 million at March 31, 2017 from $603.6 million at December 31, 2016 and increased $10.0 million, or 1.7%, since March 31, 2016 as new loan originations exceeded loan repayments, prepayments and foreclosures.
  Noninterest income decreased 5.0% to $1.9 million for the first quarter of 2017 from $2.0  million for the first quarter of 2016, primarily due to decreases in gains realized from the sale of investment securities, which were partially offset by increases in mortgage banking income and income from investments in bank owned life insurance.
  Noninterest expenses decreased 3.0% to $5.6 million for the first quarter of 2017 from $5.8 million for the first quarter of 2016, primarily due to decreases in pension plan expenses related to termination of the qualified pension plan during the fourth quarter of 2016.
  Delinquent and nonperforming loans were 0.18% and 0.09%, respectively, of total loans at March 31, 2017 compared to 0.27% and 0.17%, respectively, of total loans at December 31, 2016.
  Nonperforming assets, including foreclosed properties and repossessed assets, were 0.72% of total assets at March 31, 2017 compared to 0.79% of total assets at December 31, 2016 and 1.02% of total assets at March 31, 2016.
  Core deposits, which exclude certificates of deposit, increased $25.3 million, or 4.9%, since December 31, 2016 and $41.0 million, or 8.2%, since March 31, 2016. Noninterest-bearing deposits increased $9.2 million, or 7.4%, and commercial non-maturity deposits increased $14.3 million, or 9.2%, since December 31, 2016.
  Book value per common share increased to $24.75 at March 31, 2017 from $24.06 at December 31, 2016 and $23.10 at March 31, 2016.
  Capital remained strong with consolidated regulatory capital ratios of 15.97% common equity tier 1 capital, 11.89% tier 1 leverage capital, 15.97% tier 1 risk-based capital and 17.07% total risk-based capital.

Income Statement Analysis

Net Interest Income. Net interest income increased by $274,000, or 4.7%, to $6.1 million for the three months ended March 31, 2017 compared to $5.8 million for the three months ended March 31, 2016. Interest income on loans increased $271,000, primarily resulting from an $18.3 million increase in average loan balances and a 9 basis point increase in the average yield on loans. Interest on investment securities decreased $68,000, attributable to a $23.3 million decrease in the average balance of investment securities, which was partially offset by a 30 basis point increase in the average yield earned on the investment portfolio. Interest expense decreased $28,000, or 3.3%, for the three months ended March 31, 2017 compared to the three months ended March 31, 2016. The lower interest expense was primarily attributable to the repayment of $30.0 million in Federal Home Loan Bank advances that matured in March 2017, which was partially offset by a 2 basis points rate increase on total interest-bearing deposits and higher average balances of interest-bearing deposits. For the same comparable three-month periods, average noninterest-bearing deposits grew $11.4 million, or 10.0%, which provided deposit funding growth without adding deposit interest expense.

Noninterest Income. Noninterest income decreased $103,000, or 5.0%, to $1.9 million for the three months ended March 31, 2017 from $2.0 million for the three months ended March 31, 2016. The decrease in noninterest income during the 2017 period was primarily due to a $429,000 decrease in gains realized from the sale of investment securities, which was partially offset by increases of $132,000 in mortgage banking income, $87,000 in income from investments in bank owned life insurance and $71,000 in deposit and other service charge income. The increase in mortgage banking income was attributable to higher volumes of residential mortgage loans originated and sold during the 2017 period. Increased income on deposit and other fees primarily related to commercial checking accounts.

Noninterest Expenses. Noninterest expenses decreased $173,000, or 3.0%, to $5.6 million for the three months ended March 31, 2017 from $5.8 million for the three months ended March 31, 2016. The lower 2017 noninterest expenses primarily reflected decreases of $100,000 in professional and outside services, $82,000 in salaries and employee benefits, $50,000 in data processing fees, and $50,000 in federal deposit insurance premiums, which were partially offset by increases of $72,000 in debit card expenses and $55,000 in training and recruiting expenses. The decrease in salaries and employee benefits included a $197,000 reduction in pension plan expenses that resulted from the termination of the qualified pension plan during the fourth quarter of 2016, which was partially offset by increases in other employee benefits.

Balance Sheet Review

Assets. Total assets increased $7.7 million, or 1.0%, to $803.5 million at March 31, 2017 from $795.8 million at December 31, 2016. Cash and cash equivalents increased $13.7 million, or 29.4%, to $60.5 million at March 31, 2017 from $46.7 million at December 31, 2016, primarily attributable to deposit growth. Investment securities decreased $2.5 million, or 2.4%, to $101.1 million at March 31, 2017 from $103.6 million at December 31, 2016, primarily due to the redeployment of investment securities to fund loan growth. Loans receivable, net of deferred fees, increased $2.2 million, or 0.4%, to $605.8 million at March 31, 2017 from $603.6 million at December 31, 2016 as new loan originations, primarily residential mortgage and commercial real estate loan originations, exceeded loan repayments, prepayments and foreclosures.

Liabilities. Total deposits increased $34.4 million, or 5.3%, to $682.1 million at March 31, 2017 from $647.6 million at December 31, 2016. During the three months ended March 31, 2017, we continued our focus on core deposit growth, from which we exclude certificates of deposit. Core deposits increased $25.3 million, or 4.9%, to $541.4 million at March 31, 2017 from $516.1 million at December 31, 2016.

Commercial checking and money market accounts increased $14.3 million, or 9.2%, to $169.6 million at March 31, 2017 from $155.3 million at December 31, 2016, reflecting expanded sources of lower cost funding. Our efforts to obtain new commercial deposit relationships in conjunction with making new commercial loans significantly contributed to this increase and reflects our commitment to establishing diversified relationships with business clients.

Certificates of deposit increased $9.2 million, or 7.0%, to $140.7 million at March 31, 2017 from $131.5 million at December 31, 2016, which included an $11.2 million increase in longer term brokered deposits since December 31, 2016. Accounts payable and other liabilities increased $311,000, or 4.7%, to $7.0 million at March 31, 2017 from $6.7 million at December 31, 2016. The increase in accounts payable and other liabilities at March 31, 2017 was primarily attributable to escrow payments made by borrowers.

Asset Quality

Provision for Loan Losses. The Company recorded a provision for loan losses in the amount of $57,000 for the three months ended March 31, 2017 compared to $399,000 for the three months ended March 31, 2016. The Company charged off $53,000 in loans for the first quarter of 2017 compared to $8,000 for the first quarter of 2016. The decrease in the three-month provision for loan losses was primarily due to continued improvement in asset quality and the payoff of a residential nonperforming loan for $434,000 during the first quarter of 2017. The allowance for loan losses was 1.08% of total loans at March 31, 2017 and December 31, 2016 compared to 1.13% at March 31, 2016.

Nonperforming Assets. Nonperforming assets totaled $5.8 million, or 0.72% of total assets, at March 31, 2017 compared to $6.3 million, or 0.79% of total assets, at December 31, 2016. Nonperforming assets included $568,000 in nonperforming loans and $5.2 million in foreclosed real estate and repossessed assets at March 31, 2017 compared to $1.0 million and $5.3 million, respectively, at December 31, 2016.

Nonperforming loans decreased $444,000 to $568,000, or 0.09% of total loans, at March 31, 2017 compared to $1.0 million, or 0.17% of total loans, at December 31, 2016. Residential mortgage nonperforming loans decreased $442,000, and revolving nonperforming loans decreased $28,000 for the first three months of 2017, which was partially offset by an increase of $32,000 in consumer nonperforming loans. Performing troubled debt restructurings ("TDRs") decreased $82,000, or 1.8%, when comparing the same periods. Total performing TDRs and nonperforming assets decreased $546,000, or 5.0%, to $10.3 million, or 1.28% of total assets, at March 31, 2017 from $10.8 million, or 1.36% of total assets, at December 31, 2016.

At March 31, 2017, nonperforming loans included four revolving home equity loans that totaled $295,000, one residential mortgage loan in the amount of $184,000, two commercial and industrial loans that totaled $57,000 and two consumer loans that totaled $32,000. As of March 31, 2017, the nonperforming loans had specific reserves totaling $82,000. TDRs were $4.5 million at March 31, 2017 and $4.6 million at December 31, 2016. There were no additions to TDRs during the three months ended March 31, 2017. At March 31, 2017, all of the $4.5 million in TDRs were performing, with the exception of $12,000, which were not performing according to their restructured terms and were included as nonaccruing loans.

Foreclosed real estate at March 31, 2017 included seven properties with a total recorded amount of $5.1 million compared to ten properties with a total recorded amount of $5.1 million at December 31, 2016. During the three months ended March 31, 2017, no new properties were added to foreclosed real estate, while three properties in the amount of $30,000 were sold with an additional gain of $16,000. The Bank recorded no additional loss provisions on foreclosed real estate during the first three months of 2017, and there were no capital additions during the period.

The Bank's largest foreclosed property resulted from a loan relationship that had an original purpose of constructing a mixed-use retail, commercial office, and residential condominium project located in Western North Carolina. As a result of this foreclosure, the Bank acquired 44 of the 48 condominium units in the building. Following an additional write-down of approximately $630,000 on the loans secured by this collateral in the fourth quarter of 2012, the Bank recorded this foreclosed property in the amount of $9.8 million. During 2013, the Bank recorded additional write-downs totaling $1.6 million, which resulted in an adjusted recorded amount of $8.2 million at December 31, 2013. During 2014, the Bank recorded an additional write-down of $133,000 on the property and sold 28 residential condominium units and one office unit. During 2015, the Bank sold one retail unit and two office units. During 2016, the Bank sold one retail unit. During the three months ended March 31, 2017, there were no units sold. As of March 31, 2017, the adjusted recorded amount was $3.3 million for the remaining six retail units and five office units.

Profile

The Bank is a North Carolina chartered stock savings bank offering traditional financial services through 13 full-service banking centers located in Buncombe, Madison, McDowell, Henderson and Transylvania counties in Western North Carolina. Originally chartered in 1936 and headquartered in Asheville, North Carolina, the Bank is locally managed with a focus on fostering strong relationships with its customers, its employees and the communities it serves. The Bank was recognized as the 2016 #1 Best Overall Bank, #1 Best Mortgage Company, #1 Best Bank Services For Small Businesses and #1 Best Business That Gives Back To The Community by the readers of the Mountain Xpress newspaper in Western North Carolina.

This news release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections, performance and growth targets and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential," and are subject to the protections of the safe harbors created by such acts.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors described in the Company's filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:	Suzanne S. DeFerie
Chief Executive Officer
(828) 254-7411

Selected Financial Condition Data

	March 31,	December 31,
(Dollars in thousands)	2017	2016 (1)	% Change

Total assets	$ 803,499	$ 795,823	1.0%
Cash and cash equivalents	60,451	46,724	29.4%
Investment securities	101,106	103,581	-2.4%
Loans receivable, net of deferred fees	605,826	603,582	0.4%
Allowance for loan losses	(6,573)	(6,544)	-0.4%
Deposits	682,069	647,623	5.3%
Core deposits (2)	541,379	516,125	4.9%
FHLB advances	20,000	50,000	-60.0%
Accounts payable and other liabilities	6,982	6,671	4.7%
Total equity	93,740	91,137	2.9%

(1) Derived from audited consolidated financial statements.
(2) Core deposits are defined as total deposits excluding certificates of deposit.

Selected Operating Data

(Dollars in thousands,	Three Months Ended
except per share data)	March 31,
	2017	2016	% Change

Interest and
dividend income	$ 6,923	$ 6,677	3.7%
Interest expense	816	844	-3.3%
Net interest income	6,107	5,833	4.7%
Provision for
loan losses	57	399	-85.7%
Net interest income
after provision for
loan losses	6,050	5,434	11.3%
Noninterest income	1,946	2,049	-5.0%
Noninterest expenses	5,588	5,761	-3.0%
Income before
income tax
provision	2,408	1,722	39.8%
Income tax
provision	574	601	-4.5%
Net income	$ 1,834	$ 1,121	63.6%

Net income per
common share:
Basic	$ 0.53	$ 0.31	71.0%
Diluted	$ 0.50	$ 0.30	66.7%
Average shares outstanding:
Basic	3,452,400	3,578,367	-3.5%
Diluted	3,697,194	3,720,127	-0.6%
Ending shares outstanding	3,788,025	3,985,475	-5.0%

Selected Average Balances and Yields/Costs

	For The Three Months Ended March 31,
	2017		2016
	Average	Yield/	Average	Yield/
(Dollars in thousands)	Balance	Cost	Balance	Cost

Loans receivable	$ 611,614	4.17%	$ 593,341	4.08%
Investment securities, including tax-exempt (1)	102,438	2.58%	125,753	2.28%
Other interest-earning assets	45,096	0.98%	27,169	0.98%
Total interest-earning assets (1)	759,148	3.77%	746,263	3.67%
Interest-bearing deposits	530,756	0.30%	509,038	0.28%
Federal Home Loan Bank advances	44,444	3.89%	50,000	3.94%
Total interest-bearing liabilities	575,866	0.57%	559,757	0.61%

Interest rate spread (1)		3.20%		3.06%
Net interest margin (1)		3.33%		3.21%

(1) Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.

Selected Asset Quality Data

	Three Months Ended
Allowance for Loan Losses	March 31,
(Dollars in thousands)	2017	2016

Allowance for loan losses, beginning of period	$ 6,544	$ 6,289
Provision for loan losses	57	399

Charge-offs	(53)	(8)
Recoveries	25	42
Net (charge-offs) recoveries	(28)	34

Allowance for loan losses, end of period	$ 6,573	$ 6,722

Allowance for loan losses as a percent of:
Total loans	1.08%	1.13%
Total nonperforming loans	1,157.22%	284.59%

Nonperforming Assets	March 31,	December 31,
(Dollars in thousands)	2017	2016 (1)	% Change

Nonperforming loans:
Nonaccruing loans (2)
Commercial:
Commercial and industrial	$ 57	$ 63	-9.5%
Total commercial	57	63	-9.5%
Non-commercial:
Residential mortgage	184	626	-70.6%
Revolving mortgage	295	323	-8.7%
Consumer	32	-	n/a
Total non-commercial	511	949	-46.2%
Total nonaccruing loans (2)	568	1,012	-43.9%

Total loans past due 90 or more days
and still accruing	-	-	0.0%

Total nonperforming loans	568	1,012	-43.9%

Foreclosed real estate	5,055	5,069	-0.3%
Repossessed assets	184	190	-3.2%

Total nonperforming assets	5,807	6,271	-7.4%

Performing troubled debt restructurings (3)	4,461	4,543	-1.8%
Performing troubled debt restructurings and
total nonperforming assets	$ 10,268	$ 10,814	-5.0%

Nonperforming loans as a percent of total loans	0.09%	0.17%
Nonperforming assets as a percent of total assets	0.72%	0.79%
Performing troubled debt restructurings and
total nonperforming assets to total assets	1.28%	1.36%

(1) Derived from audited consolidated financial statements.
(2) Nonaccruing loans include nonaccruing troubled debt restructurings.
(3) Performing troubled debt restructurings exclude nonaccruing troubled debt restructurings.

Foreclosed Real Estate by Loan Type	March 31, 2017		December 31, 2016
(Dollars in thousands)	Number	Amount	Number	Amount

Commercial construction and land development	5	$ 4,102	8	$ 4,116
Residential mortgage	2	953	2	953
Total	7	$ 5,055	10	$ 5,069

Foreclosed Real Estate	Three Months Ended
(Dollars in thousands)	March 31, 2017

Beginning balance	$ 5,069
Gain on sale of foreclosed properties	16
Net proceeds from sales of foreclosed properties	(30)
Ending balance	$ 5,055

Selected Average Balances and Performance Ratios

	Three Months Ended
	March 31,
(Dollars in thousands)	2017	2016

Selected Average Balances
Average total loans	$ 611,614	$ 593,341
Average total interest-earning assets	759,148	746,263
Average total assets (1)	799,954	776,623
Average total interest-bearing deposits	530,756	509,038
Average total deposits	655,719	622,630
Average total interest-bearing liabilities	575,866	559,757
Average total shareholders' equity	92,821	91,414

Selected Performance Ratios
Return on average assets (2)	0.93%	0.58%
Return on average equity (2)	8.01%	4.93%
Interest rate spread (2)(3)	3.20%	3.06%
Net interest margin (2)(4)	3.33%	3.21%
Noninterest expense to average assets (2)	2.83%	2.98%
Efficiency ratio (5)	68.50%	76.29%

(1)	Certain amounts for prior periods were reclassified to conform to the March 31, 2017 presentation.
The reclassifications had no effect on net income or equity as previously reported.
(2)	Ratios are annualized.
(3)

Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities. Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.

(4)	Represents net interest income as a percent of average interest-earning assets. Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.
(5)

Represents noninterest expenses divided by the sum of net interest income on a tax-equivalent basis using a 34% federal marginal tax rate and noninterest income, excluding realized gains and losses on the sale of securities.

Quarterly Earnings Data

	Three Month Periods Ended
(Dollars in thousands,	March 31,	December 31,	September 30,	June 30,	March 31,
except per share data)	2017	2016	2016	2016	2016

Income Statement Data:
Interest and dividend income	$ 6,923	$ 6,934	$ 6,982	$ 6,755	$ 6,677
Interest expense	816	875	871	854	844
Net interest income	6,107	6,059	6,111	5,901	5,833
Provision for (recovery of) loan losses	57	137	(92)	104	399
Net interest income after provision for
(recovery of) loan losses	6,050	5,922	6,203	5,797	5,434
Noninterest income	1,946	1,941	2,290	2,476	2,049
Noninterest expenses	5,588	13,191	5,861	5,637	5,761
Income (loss) before income
tax provision (benefit)	2,408	(5,328)	2,632	2,636	1,722
Income tax provision (benefit)	574	(2,004)	907	940	601
Net income (loss)	$ 1,834	$ (3,324)	$ 1,725	$ 1,696	$ 1,121

Data Per Common Share:
Net income (loss) per share – Basic	$ 0.53	$ (0.97)	$ 0.51	$ 0.47	$ 0.31
Net income (loss) per share – Diluted	$ 0.50	$ (0.97)	$ 0.48	$ 0.45	$ 0.30
Book value per share	$ 24.75	$ 24.06	$ 24.12	$ 23.80	$ 23.10
Weighted average shares outstanding:
Basic	3,452,400	3,419,782	3,422,798	3,602,449	3,578,367
Diluted	3,697,194	3,419,782	3,573,937	3,742,458	3,720,127
Ending shares outstanding	3,788,025	3,788,025	3,787,322	3,987,322	3,985,475

Quarterly Financial Condition Data

	As Of	As Of	As Of	As Of	As Of
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2017	2016 (1)	2016	2016	2016

Ending Balance Sheet Data:
Total assets (2)	$ 803,499	$ 795,823	$ 797,240	$ 805,568	$ 783,523
Cash and cash equivalents	60,451	46,724	44,752	51,561	37,091
Investment securities	101,106	103,581	110,035	110,869	122,374
Loans receivable, net of deferred fees	605,826	603,582	597,935	606,212	595,832
Allowance for loan losses	(6,573)	(6,544)	(6,464)	(6,583)	(6,722)
Deposits	682,069	647,623	642,603	640,685	628,415
Core deposits (3)	541,379	516,125	510,842	505,438	500,330
FHLB advances	20,000	50,000	50,000	50,000	50,000
Total equity	93,740	91,137	91,343	94,907	92,064

Regulatory Capital Ratios:
Common equity tier 1 capital	15.97%	15.54%	15.92%	16.41%	16.65%
Tier 1 leverage capital	11.89%	11.58%	11.97%	12.43%	12.33%
Tier 1 risk-based capital	15.97%	15.54%	15.92%	16.41%	16.65%
Total risk-based capital	17.07%	16.63%	16.99%	17.50%	17.81%

Asset Quality:
Nonperforming loans	$ 568	$ 1,012	$ 1,237	$ 2,481	$ 2,362
Nonperforming assets	5,807	6,271	6,184	7,294	7,959
Nonperforming loans to total loans	0.09%	0.17%	0.21%	0.41%	0.40%
Nonperforming assets to total assets	0.72%	0.79%	0.78%	0.91%	1.02%
Allowance for loan losses	$ 6,573	$ 6,544	$ 6,464	$ 6,583	$ 6,722
Allowance for loan losses to total loans	1.08%	1.08%	1.08%	1.09%	1.13%
Allowance for loan losses to
nonperforming loans	1,157.22%	646.64%	522.55%	265.34%	284.59%

(1)	Derived from audited consolidated financial statements.
(2)	Certain amounts for prior periods were reclassified to conform to the March 31, 2017 presentation. The reclassifications had no effect on net income or equity as previously reported.
(3)	Core deposits are defined as total deposits excluding certificates of deposit.